Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

SECURITY WITH ADVANCED TECHNOLOGY, INC.,

PCP ACQUISITION, INC.,

PERFECT CIRCLE PROJECTILES, LLC

and

GARY E. GIBSON

Dated as of July 10, 2007

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE	6
2.1	Purchase and Sale of the Assets	6
2.2	Excluded Assets and Liabilities	6
2.3	Inventory Purchase Obligation	6
ARTICLE III	PURCHASE PRICE	6
3.1	Purchase Price	6
3.2	Valuation of the Issued Shares	7
3.3	Closing	7
3.4	Allocation of Purchase Price	7
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER AND SWAT	7
4.1	Organization, Qualification and Authority	7
4.2	No Violations	8
4.3	Capitalization	8
4.4	Litigation	8
4.5	Broker’s or Finder’s Fee	8
4.6	Buyer SEC Reports	8
4.7	Tax Returns; Taxes	8
4.8	No Omissions or Misstatements	9
4.9	Financial Statements	9
4.10	Interim Changes	9
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	10
5.1	Organization, Qualification and Authority	10
5.2	Capitalization	11
5.3	No Violations	11
5.4	Financial Statements	11
5.5	Interim Changes	11
5.6	Licenses and Permits	12
5.7	Real Property	13
5.8	Assets	13
5.9	Contracts	13
5.10	Environmental and Safety Matters	14

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(continued)

Page

5.11	Litigation	15
5.12	Employees	15
5.13	Labor Relations	15
5.14	Reserved	16
5.15	Broker’s or Finder’s Fee	16
5.16	Proprietary Rights	16
5.17	Reserved.	20
5.18	Reserved	20
5.19	WARN Act	20
5.20	Tax Returns; Taxes	20
5.21	Affiliate Interests	20
5.22	No Omissions or Misstatements	21
ARTICLE VI	COVENANTS OF PARTIES	21
6.1	Conduct of Defined Business	21
6.2	Access to Information; Buyer’s Investigation	22
6.3	Access to Information; Seller’s Investigation	22
6.4	Uniform Commercial Code	23
6.5	Enforcement, Defense and Maintenance of Proprietary Rights	23
6.6	Confidentiality; Public Announcements	23
6.7	Efforts to Consummate Transaction	23
6.8	No Solicitation	23
6.9	Product Liability Insurance	24
6.10	Manufacturing Agreement between Seller and PTI	24
6.11	Delivery of Financial Statements	24
ARTICLE VII	CLOSING CONDITIONS	25
7.1	Obligation of Seller to Close	25
7.2	Obligation of Buyer to Close	25
ARTICLE VIII	INDEMNIFICATION	26
8.1	Indemnification	26
8.2	Limitations of Indemnity	27
8.3	Indemnification Procedures - Third Party Claims	27

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(continued)

Page

8.4	Indemnification Procedures - Other Claims, Indemnification Generally	29
8.5	Exclusive Remedy	29
ARTICLE IX	MISCELLANEOUS	29
9.1	Termination	29
9.2	Entire Agreement	30
9.3	Notices	30
9.4	Waivers and Amendments	31
9.5	Counterparts	31
9.6	Choice of Law	31
9.7	WAIVER OF JURY TRIAL	31
9.8	Assignment	31
9.9	Negotiated Agreement	31
9.10	Further Assurances	32
9.11	Expenses	32

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EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Consulting Agreement
Exhibit D	Facilities Agreement
Exhibit E	License Agreement
Exhibit F	Opinion of Buyer’s Counsel
Exhibit G	Opinion of Seller’s Counsel
Exhibit H	Registration Rights Agreement
Exhibit I	Royalty Agreement
Exhibit J	Seller Key Management Non-Compete Agreements
Exhibit K	Supply Agreement

SCHEDULES

Schedule A	Buyer Disclosure Schedules
Schedule B	Seller Disclosure Schedules
Schedule C	Seller Financial Statements
Schedule D	Assets
Schedule E	Purchase Price Allocation

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated as of July 10, 2007, by and between Perfect Circle Projectiles, LLC, an Illinois limited liability company (“Seller”), Gary E. Gibson (“Executive”), PCP Acquisition, Inc., a Colorado corporation (“Buyer”), and Security With Advanced Technology, Inc., a Colorado corporation (“SWAT”).

R E C I T A L S:

WHEREAS, Seller conducts as part of its overall business (the “Seller’s Business”) the manufacture and sale of spherical-shaped projectiles for Tactical Uses and Animal Deterrent Uses (as such terms are defined on Schedule D) (the “Defined Business”);

WHEREAS, SWAT and Buyer are in the business of developing, marketing and selling various products and services developed for the security and surveillance industry (the “Buyer’s Business”) and Buyer wishes to acquire the Defined Business; and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer wishes to purchase and assume from Seller, the Assets (as such term is defined below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any 5% stockholder or member of such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the Disclosure Schedules, Exhibits and Schedules annexed hereto.

“Animal Deterrent Use” has the meaning set forth in Schedule D.

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement between Buyer and Seller in the form of Exhibit A hereto.

“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit B hereto.

“Buyer Disclosure Schedules” means the Disclosure Schedules of Buyer and SWAT attached hereto as Schedule A.

“Buyer’s Business” has the meaning set forth in the recitals to this Agreement.

“Closing” means the closing of the purchase and sale of the Assets as contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” means any sale, business combination or recapitalization involving the Defined Business or the Assets, or any acquisition or purchase of all or any portion of the assets of, or any material equity interest in, Seller, the Defined Business or the Assets or any other similar transaction with respect to the Defined Business or the Assets involving any Person or entity other than the Buyer or its Affiliates.

“Consulting Agreement” means a Consulting Agreement between Buyer and the Executive in the form attached hereto as Exhibit C.

“Contract” means any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.

“Disclosure Schedules” or “Schedules” means either the Buyer Disclosure Schedules, the Seller Disclosure Schedules, or both, as applicable.

“Defined Business” has the meaning set forth in the recitals to this Agreement.

“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) to which Seller is a party or is bound, with respect to which payments or contributions are required to be made by Seller, or in respect of which Seller may otherwise have any liability.

“Encumbrance” means any lien, charge, security interest, mortgage, deed of trust, pledge or other encumbrance of any nature whatsoever, excluding Seller’s lien or security interest in the Assets as provided for in the Royalty Agreement.

“Environmental Laws” means all federal, state and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including without limitation all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets and Liabilities” has the meaning set forth in Section 2.2.

“Facilities Agreement” means a Facilities Agreement between Buyer and Seller in the form attached hereto as Exhibit D.

“GAAP” means generally accepted accounting principles in effect in the United States consistently applied.

“Indemnification Acknowledgment” has the meaning set forth in Section 8.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 8.3(a).

“Indemnitor” has the meaning set forth in Section 8.3(a).

“Issued Shares” has the meaning set forth in Section 3.1(a).

“Knowledge” means, when used in connection with the representations and warranties and covenants herein, the actual knowledge, after reasonable inquiry of the relevant facts and circumstances, of Buyer’s or Seller’s executive officers, as the case may be.

“License Agreement” means a Patent License Agreement in the form of Exhibit E hereto.

“Licenses and Permits” has the meaning set forth in Section 5.6.

“Losses” means, any liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim. “Losses” shall not include any indirect, punitive or consequential damages, including, without limitation, lost profits.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of Buyer, the Defined Business or Seller, as applicable, taken as a whole, or (ii) Buyer’s or Seller’s (as applicable) ability to consummate the transactions contemplated hereby.

“Material Contract” means a Contract that is material to the Defined Business.

“Notice of Claim” has the meaning set forth in Section 8.3(a)(i).

“Opinion of Buyer’s Counsel” means an Opinion of Buyer’s Counsel in the form of Exhibit F hereto.

“Opinion of Seller’s Counsel” means an Opinion of Seller’s Counsel in the form of Exhibit G hereto.

“Person” means any individual, partnership, limited liability company, limited liability partnership corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Products” has the meaning set forth in Schedule D.

“Proprietary Rights” means, with respect to the Assets, worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications and designs.

“Registration Rights Agreement” means a Registration Rights Agreement in the form of Exhibit H hereto.

“Royalty Agreement” means a Royalty Agreement in the form of Exhibit I hereto.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedules” means the Disclosure Schedules of Seller attached hereto as Schedule B.

“Seller Financial Statements” means the unaudited balance sheets and statements of income and cash flows of Seller as of and for the fiscal year ended December 31, 2006 (including the footnotes thereto) and the unaudited balance sheets and related statements of income and cash flows for each month-end and quarterly period since December 31, 2006, attached hereto as Schedule C.

“Seller Key Management Non-Compete Agreements” mean the non-compete agreements in the form attached hereto as Exhibit J between the Seller Key Management Personnel and Buyer.

“Seller Key Management Personnel” means the following individuals: Gary Gibson, Michael Varacins, and Mary Gibson.

“Seller’s Business” has the meaning set forth in the preamble to this Agreement.

“Seller’s Latest Balance Sheet” means the unaudited balance sheet of Seller as of March 31, 2007 included in the Seller Financial Statements.

“Spherical Projectile” has the meaning set forth in Schedule D.

“Software” means, collectively, all of the software of the Defined Business in any form (including all software programs, objects, modules, routines, algorithms and code, in both source code and object code form), and includes: (a) all past and current versions and releases of Seller’s software products, all work in process and developed but unreleased code, and all versions or releases under development as of the Closing; (b) any other software owned by Seller or to which Seller otherwise has rights to that is, has been or is intended to be used by Seller in connection with the design, development, testing, maintenance or utilization of the software described in this paragraph; and (c) all derivative works of any of the software described in this paragraph.

“Supply Agreement” means a Supply Agreement between Buyer and Seller in the form of Exhibit K hereto.

“SWAT Common Stock” means SWAT’s no par value common stock.

“SWAT Historical Financials” means the audited balance sheets and statements of income and cash flows of SWATas of and for the fiscal year ended December 31, 2006 (including the footnotes thereto) filed with the SEC in connection with Buyer’s Form 10-KSB for the fiscal year ended December 31, 2006.

“SWAT SEC Reports” has the meaning set forth in Section 4.6.

“SWAT’s Latest Balance Sheet” means the audited balance sheet of SWAT as of December 31, 2006 included in the Historical Financials.

“Tactical Use” has the meaning set forth in Schedule D.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person who is not a party hereto against an Indemnitee.

“WARN” has the meaning set forth in Section 5.12.

Article II PURCHASE AND SALE

2.1           Purchase and Sale of the Assets. Subject to Section 2.2, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, the assets described on Schedule D hereto and all Proprietary Rights of the Defined Business (collectively, the “Assets”), free and clear of all Encumbrances.

2.2           Excluded Assets and Liabilities. Seller is not selling or transferring, and Buyer is not purchasing or assuming, any assets, liabilities or obligations of Seller other than the Assets (the “Excluded Assets and Liabilities”) and following the Closing, Buyer will not have any right, title, interest, obligation or responsibility with respect to the Excluded Assets and Liabilities. For the avoidance of doubt, (a) Buyer will not assume, and Seller shall retain, all obligations and liabilities of Seller and any of its Affiliates, including without limitation, all accounts payable, payroll accruals and withholdings, accrued expenses, capital and operating leases, Contracts, debts or mortgages, deferred income or revenue obligations, accrued or deferred income Tax or other Tax liabilities, or liabilities for any product returns or warranty claims arising from any products acquired by Buyer, (b) except as may be expressly agreed by Buyer, none of Seller’s employees will be hired, and none of Seller’s employment obligations will be assumed by Buyer, including, without limitation, such employee’s accrued vacation, sick time, personal time and health benefits (including COBRA), and (c) Buyer will not assume, and Seller shall retain, all rights to all assets other than the Assets, including cash, cash equivalents, accounts receivable, deposits and prepaid expenses.

2.3           Inventory Purchase Obligation. Buyer shall purchase within 30 days after the Closing Date at Seller’s cost all usable and undamaged inventory components owned by Seller and used or usable in the Defined Business.

Article III PURCHASE PRICE

3.1           Purchase Price. The purchase price payable to Seller for the Assets and in consideration for the agreements contained herein shall be paid at Closing in the following amounts and in the following manner:

(a)           Buyer shall cause SWAT to issue to Seller’s Members an aggregate of $1,000,000 of newly issued, restricted SWAT Common Stock (the “Issued Shares”), free and clear of all Encumbrances, in the following percentages:

MEMBER	PERCENTAGE

Gary E. Gibson	80%

Roy Urban	5%

Ron Urban	5%

Thomas G. Kotsiopoulos	10%

and

(b)           Buyer shall deliver to Seller the amount of $1,000,000 in immediately available funds.

3.2           Valuation of the Issued Shares. For the purpose of determining the value of the Issued Shares as of Closing, such shares shall be valued at the average of (i) the average closing price of SWAT Common Stock for the 10 trading days ended May 2, 2007, and (ii) the average closing price of SWAT Common Stock for the 10 trading days ended July 6, 2007.

3.3           Closing. Subject to the terms of this Agreement, the Closing shall take place at 11:00 am, Denver, Colorado time, on a date to be agreed by Buyer and Seller, which shall be as soon as practicable following the satisfaction or written waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Brownstein Hyatt Farber Schreck, 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202, or at such other place as Buyer and Seller shall mutually agree.

3.4           Allocation of Purchase Price. The parties agree to negotiate in good faith an allocation of the Purchase Price among the Assets which shall be attached as Schedule E hereto (the “Allocation”). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including Tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Code, and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER AND SWAT

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and SWAT hereby, jointly and severally, represent and warrant to Seller that the statements made in this Article IV are true and correct, except as set forth in the Buyer Disclosure Schedules attached hereto as Schedule A. For purposes of this Article IV, the term shall mean each of Buyer and SWAT.

4.1           Organization, Qualification and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Buyer is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its business or the ownership of its properties make such qualification necessary. Buyer has the requisite corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the requisite corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. Except for the approval of Buyer’s board of directors, no action, consent or approval on the part of Buyer or any other Person is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2           No Violations. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon the capital stock of Buyer pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Contract, order, judgment or decree to which Buyer is subject or by which any of its assets are bound.

4.3           Capitalization. The capitalization of Buyer is set forth on Schedule A.

4.4           Litigation. Buyer has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would impede or interfere with Buyer’s ability to enter into or consummate the transactions contemplated hereby. There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Buyer’s Knowledge, threatened, involving Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any action taken or to be taken by Buyer in connection with the consummation of the transactions contemplated hereby, and, to Buyer Knowledge, no reasonable basis exists for the bringing of any such claim.

4.5           Broker’s or Finder’s Fee. Buyer will not be liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

4.6           Buyer SEC Reports. Buyer has timely filed all reports with the SEC required to be filed by Buyer (“Buyer SEC Reports”). Each Buyer SEC Report complied as to form in all material respects with the requirements of applicable law on the date thereof.

4.7           Tax Returns; Taxes. (i) Buyer has filed and will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed and (ii) Buyer has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority. There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Buyer’s Knowledge, threatened, against Buyer by any federal, state or local authority; and Buyer has not been granted any extension of the limitation period applicable to any Tax claims.

4.8           No Omissions or Misstatements. None of the information included in this Agreement and schedules hereto, the Buyer SEC Reports or other documents furnished or to be furnished by Buyer, or any of their representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to Seller and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.9           Financial Statements. Buyer does not have any material liability or obligations of any nature (absolute, accrued, contingent or otherwise) other than those that are either (i) reflected or appropriately reserved against in SWAT’s Latest Balance Sheet, (ii) not required by GAAP to be reflected or reserved against on SWAT’s Latest Balance Sheet or (iii) incurred in the ordinary course of business subsequent to the date of SWAT’s Latest Balance Sheet.

4.10        Interim Changes. Except as otherwise disclosed in any subsequent filings on Form 10-QSB or Form 8-K, since the date of Buyer’s most recent filing with the SEC on Form 10-KSB, there has been no:

(a)           change in the condition, financial or otherwise, of Buyer, which has, or could reasonably be expected to have a Material Adverse Effect;

(b)           loss, damage or destruction of or to any of Buyer’s assets, whether or not covered by insurance;

(c)           increase in the compensation payable by Buyer to its employees, directors, managers, independent contractors or agents other than in the ordinary course of business consistent with past practice, or any increase in, or institution of, any bonus, insurance, pension, profit sharing or other employee benefit plan or arrangements made to, for, or with the employees, directors, managers, or independent contractors of Buyer;

(d)           adjustment or write-off of accounts receivable other than in the ordinary course of business consistent with past practice or any change in the collection, payment or credit experience or practices of Buyer;

(e)           change in the Tax or cash basis accounting methods or practices employed by Buyer or change in depreciation or amortization policies;

(f)            strike, work stoppage or other labor dispute adversely affecting the business of Buyer;

(g)           termination, waiver or cancellation of any material rights or claims of Buyer under any Contract or otherwise, other than in the ordinary course of business consistent with past practice;

(h)           any incurrence of indebtedness for borrowed money other than in the ordinary course of Buyer’s business consistent with past practice;

(i)            any new Contract (or amendment to any existing Contract) obligating Buyer to purchase goods or services, any amendment or termination of any Material Contract or license relating to the business of Buyer or any waiver of material claims or rights of Buyer against third parties, in each case other than in the ordinary course of business consistent with past practice;

(j)            any Contract, arrangement or transaction between Buyer and any Affiliate of Buyer;

(k)           any other transaction not in the ordinary course of Buyer’s business and consistent with past practice of its business that, individually or in the aggregate, could have a Material Adverse Effect; or

(l)            any commitment with respect to any of the foregoing.

Article V REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer and SWAT to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Gary Gibson, jointly and severally, hereby represent and warrant to Buyer that the statements made in this Article V are true and correct, except as set forth in the Seller Disclosure Schedules attached hereto as Schedule B.

5.1           Organization, Qualification and Authority. Seller is a limited liability company duly formed and validly existing under the laws of the State of Illinois. Seller is in good standing and is duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its business or the ownership of its properties make such qualification necessary. Seller has the requisite corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its business as it is now being conducted. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any Person. Seller has the requisite right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereunder. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, or any other Person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

5.2           Capitalization. The capitalization of Seller is set forth on Schedule B, and are owned free and clear of Encumbrances. The outstanding equity interests of Seller has been validly issued, fully paid and nonassessable. There are no other equity interests or any securities convertible into equity interests of Seller outstanding, and Seller has no commitment to issue or sell any such securities. No Person has any preemptive right or right of first refusal to purchase or subscribe for any equity interests of Seller.

5.3           No Violations. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder (i) do not and will not conflict with or violate any provision of its operating agreement, articles or certificate of formation or organization, or similar organizational documents, and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Encumbrance upon any of the Seller equity interests or the Assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Material Contract, judgment or decree to which Seller is subject or by which any of the Assets are bound.

5.4           Financial Statements. The Seller’s Historical Financials attached hereto as Schedule C fairly present the financial position of Seller as of the dates specified and the results of operations in all material respects of Seller for the periods covered thereby, and Seller has no material liability or obligations of any nature (absolute, accrued, contingent or otherwise) other than those that are either (i) reflected or appropriately reserved against on Seller’s Latest Balance Sheet, (ii) not required by GAAP to be reflected or reserved against on Seller’s Latest Balance Sheet, (iii) incurred in the ordinary course of the Seller’s Business subsequent to the date of Seller’s Latest Balance Sheet or (iv) set forth on Schedule B.

5.5           Interim Changes. Since the date of the Seller’s Latest Balance Sheet, there has been no:

(a)           change in the condition, financial or otherwise, of Seller which has, or could reasonably be expected to have a Material Adverse Effect;

(b)           loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

(c)           sale, lease, transfer or other disposition by Seller, or mortgages or pledges of or the imposition of any Encumbrance on, any portion of the Assets, other than in the ordinary course of business consistent with past practice;

(d)           adjustment or write-off of accounts receivable, other than in the ordinary course of business consistent with past practice, or any change in the collection, payment or credit experience or practices of Seller;

(e)           change in the Tax or cash basis accounting methods or practices employed by either of Seller or change in depreciation or amortization policies;

(f)            issuance or sale by Seller, or any Contract entered into by Seller for the issuance or sale, of any equity interest of Seller or securities convertible into or exchangeable for equity interest of Seller;

(g)           payment by Seller of any dividend, distribution (except in the ordinary course of business) or extraordinary or unusual disbursement or expenditure;

(h)           merger, consolidation or similar transaction involving Seller;

(i)            strike, work stoppage or other labor dispute adversely affecting the Defined Business;

(j)            termination, waiver or cancellation of any material rights or claims of Seller, under any Contract or otherwise;

(k)           any incurrence of indebtedness for borrowed money other than in the ordinary course of the Defined Business consistent with past practice;

(l)            any new Contract (or amendment to any existing Contract) obligating Seller to purchase goods or services, other than in the ordinary course of business consistent with past practice, any amendment or termination of any Material Contract or license relating to the Defined Business or any waiver of material claims or rights of Seller against third parties;

(m)          any agreement, arrangement or transaction between Seller and any Affiliate of Seller;

(n)           any other transaction not in the ordinary course of the Defined Business and consistent with past practice of the Defined Business that, individually or in the aggregate, could have a Material Adverse Effect; or

(o)           any commitment with respect to any of the foregoing.

5.6          Licenses and Permits.

(a)           Seller has all material local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals material to the Defined Business (collectively, the “Licenses and Permits”) necessary to occupy, operate and conduct its business as now conducted, and there does not exist any waivers or exemptions relating thereto. There is no material default on the part of Seller, nor, to Seller’s Knowledge, any other party under any of the Licenses and Permits. To Seller’s Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

(b)           Each employee of Seller has all Licenses and Permits required for each such employee to perform such employees’ designated functions and duties for Seller in connection with conducting its business. There is no default under, nor, to Seller’s Knowledge, does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

5.7           Real Property. The Defined Business includes no real property, whether owned or leased..

5.8           Assets. Schedule D contains a list of the Assets. Except as set forth on Schedule B, Seller has good and marketable title to the Assets, free and clear of all Encumbrances, except as provided for in the Royalty Agreement. The Assets are sufficient to conduct the Defined Business as presently conducted. No assets utilized in connection with the Defined Business are owned by or in the possession of any Person other than Seller. The machinery, equipment and other tangible assets of Seller have been maintained in good working condition in accordance with customary industry practice (normal wear and tear excepted) and are sufficient for the conduct of the Defined Business. The Assets are suitable for their intended uses. The Assets reflected on Schedule D constitute all of the assets, properties and other rights used in the conduct of the Defined Business, except as otherwise indicated on Schedule D.

5.9           Contracts. Schedule B sets forth a complete and correct list of all Contracts relating to the Defined Business to which Seller is a party or to which the Assets are subject (excluding customary purchase orders in the ordinary course of business) and which:

(a)           involve payment of more than $10,000 on behalf of Seller, other than payments for customary services or trade payables in the ordinary course of the Defined Business;

(b)           which will require Seller (or Buyer) to purchase or provide goods or services following the Closing Date;

(c)           are a franchise, distributor or similar agreement;

(d)           evidence or provide for any indebtedness for borrowed money or any Encumbrance on any of the Assets;

(e)           guarantee the performance, liabilities or obligations of any other entity, which restrict in any material respect the ability of Seller to conduct any business activities, which involve any related party, including Seller or any of its Affiliates;

(f)            provide for noncompetition agreements;

(g)           relate to the hiring or leasing of employees, which are not in the ordinary course of the Defined Business;

(h)           relate to independent contractor services being provided to Seller;

(i)           are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement; or

(j)           are otherwise material to the Defined Business.

Seller is not in material breach of any Contract set forth on Schedule B, nor, to Seller’s Knowledge, is any third party in material breach of any such Contract. True and complete copies of all Contracts or forms of such Contracts set forth on Schedule B have previously been delivered or made available to Buyer.

5.10          Environmental and Safety Matters.

(i)            to Seller’s knowledge, Seller is and has been in material compliance at all times with all applicable Environmental Laws and has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Defined Business;

(ii)           to Seller’s Knowledge, Seller has obtained, and is and has been in material compliance at all times with all terms and conditions of, all Licenses and Permits pursuant to Environmental Laws for the occupation of its premises and the conduct of its operations;

(iii)         to Seller’s Knowledge, Seller has filed, and is and has been in material compliance at all times with, all disclosures, reporting, and notifications required pursuant to Environmental Laws for the occupation of its premises and the conduct of the Defined Business;

(iv)          Seller has not received notice that any of the following exists at any of Seller’s properties (other than de minimis amounts of cleaning supplies) in violation of applicable Environmental Laws: hazardous or toxic materials, substances, pollutants, contaminants or waste; polychlorinated biphenyl containing materials or equipment;

(v)           to Seller’s Knowledge, the transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any government agencies or third parties that has the right to enforce Environmental Laws;

(vi)          Seller has not received any notice that there are facts, events or conditions relating to the past or present properties or operations of the Defined Business which will (x) prevent, hinder or limit continued compliance with applicable Environmental Laws, (y) give rise to any corrective, investigatory or remedial obligations on the part of Buyer pursuant to applicable Environmental Laws, or (z) give rise to any liabilities on the part of Buyer (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to applicable Environmental Laws, including without limitation those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage; and

(vii)        Seller has not assumed nor, to Seller’s Knowledge, succeeded (by operation of law or otherwise), to any liabilities or obligations of any third party under Environmental Laws for which Buyer will have any liability following the Closing Date.

(viii)       Seller has delivered or made available to Buyer true and correct copies of all environmental studies conducted by Seller.

5.11          Litigation. Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health) since January 1, 2002. There are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s Knowledge, threatened, involving Seller, any of the Assets or the Defined Business, and, to Seller’s Knowledge, no reasonable basis exists for the bringing of any such claim. Seller has no warranty claims, insurance claims or product liability claims outstanding and Seller has received no notice of or filed any such claims since January 1, 2002.

5.12          Employees. Solely with respect to the Defined Business, Seller has no employment agreements with its employees and all of Seller’s employees are employed on an at “at will” basis. Schedule B sets forth all former employees of Seller utilizing or eligible to utilize COBRA health insurance. Schedule B includes a complete list of all agreements that have been signed by employees or former employees relating to such employees’ confidentiality and assignment of Proprietary Rights of Seller with respect to the Defined Business. Copies of such executed employee agreements have been previously provided or made available to Buyer.

5.13          Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate its employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to Seller’s Knowledge, threatened, labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any of its present or former employee(s). There is no pending or, to Seller’s Knowledge, threatened, suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to Seller’s employees within the last three years. To Seller’s Knowledge, Seller has complied in all respects with immigration and naturalization laws in connection with the employment of its work force.

5.14         Reserved.

5.15          Broker’s or Finder’s Fee. Except for the fee payable to the Christman Group, LLC (which shall be the sole responsibility of Seller), Seller will not be liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

5.16       Proprietary Rights.

(a)           Each of Seller and PC IP Group, LLC (i) owns and has independently developed or (ii) has the valid right or license to any and all Proprietary Rights used in the conduct of the Defined Business as currently conducted or as proposed to be conducted, including the design, development, manufacture, use, import and sale of products and technology and the performance of services (such Proprietary Rights being collectively referred to as the

“Seller IP Rights”). The Seller IP Rights are sufficient for the conduct of the Defined Business as currently conducted and as proposed to be conducted by Seller.

(b)           Seller has not transferred ownership of any Proprietary Rights that is or was Seller-Owned IP Rights (“Seller-Owned IP Rights” means Seller IP Rights that are owned by or exclusively licensed to Seller and PC IP Group, LLC) to any third party or knowingly permitted Seller’s rights in any Proprietary Rights that is or was Seller-Owned IP Rights to lapse or enter the public domain; except various patents which have been assigned to PC IP Group, LLC (which patents and all of PC IP Group, LLC’s rights and interests therein will be assigned and transferred to Buyer pursuant to the Assignment and Assumption Agreement). Each of Seller and PC IP Group, LLC owns and has good and exclusive title to each item of Seller-Owned IP Rights owned by it, free and clear of any Encumbrances. The right, license and interest of Seller and PC IP Group, LLC in and to all Proprietary Rights licensed by Seller or PC IP Group, LLC from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties). After the Closing, all Seller-Owned IP Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party, except as provided in the Royalty Agreement.

(c)           Schedule B lists all United States, international and foreign: (i) patents and patent applications (including provisional applications, concerning the Assets, that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Seller and PC IP Group, LLC (“Seller Registered Proprietary Rights”), including the jurisdictions in which each such item of Proprietary Rights has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Seller Registered Proprietary Rights is subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Seller Registered Proprietary Rights have been made and all necessary documents, recordations and certificates in connection with such Seller Registered Proprietary Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Seller Registered Proprietary Rights and recording Seller’s and PC IP Group, LLC’s ownership interests therein. Schedule B sets forth a list of all actions that are required to be taken by Seller and PC IP Group, LLC within 120 days of the date hereof with respect to any of Seller Registered Proprietary Rights in order to avoid prejudice to, impairment or abandonment of such Seller Registered Proprietary Rights.

(d)           Schedule D lists all products or services produced, marketed, licensed, sold, distributed, demonstrated or provided by or on behalf of Seller and PC IP Group, LLC and all products or services currently under development by Seller and PC IP Group, LLC with respect to the Defined Business (each such product or service being a “Seller Product”) by name and version number.

(e)           With respect to the Assets, neither Seller nor PC IP Group, LLC has any (i) licenses, sublicenses and other Contracts as to which Seller or PC IP Group, LLC is a party and pursuant to which any Person is authorized to use any Seller IP Rights, (ii) other than “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less, licenses, sublicenses and other Contracts to which Seller or PC IP Group, LLC is a party and pursuant to which Seller or PC IP Group, LLC acquired or are authorized to use any third party Proprietary Rights (“Third Party Proprietary Rights”); and (iii) licenses, sublicenses and other Contracts pursuant to which Seller or PC IP Group, LLC has agreed to any restriction on the right of Seller or PC IP Group, LLC to use or enforce any Seller-Owned IP Rights. None of the licenses or Contracts listed in Schedule B grants any third party exclusive rights to or under any Seller IP Rights or grants any third party the right to sublicense any Seller IP Rights.

(f)            Neither Seller nor PC IP Group, LLC is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Seller’s or PC IP Group, LLC’s obligations under this Agreement, in breach of any agreement governing any Seller IP Rights (the “Seller IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to Seller IP Rights Agreements, or give any party to any Seller IP Rights Agreement the right to do any of the foregoing. Following the Closing, Buyer will be permitted to exercise all of Seller’s and PC IP Group, LLC’s rights under Seller IP Rights Agreements to the same extent Seller and PC IP Group, LLC would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller or PC IP Group, LLC would otherwise be required to pay. Neither the execution and delivery or effectiveness of this Agreement nor the performance of Seller’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Seller-Owned IP Right, or impair the right of Seller or Buyer to use, possess, sell or license any Seller-Owned IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Seller or PC IP Group, LLC to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license in, license-out, sale, marketing, advertising or disposition of any Seller-Owned IP Rights by Seller or PC IP Group, LLC. Neither Seller nor PC IP Group, LLC has entered into any Contract to indemnify any other person against any charge of infringement or misappropriation of any Proprietary Rights of any third party.

(g)           To the Knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller IP Rights by any third party, including any employee or former employee of Seller or PC IP Group, LLC, except that Seller believes that PepperBall Technologies, Inc. (“PTI”) manufactures a three part Spherical Projectile which may infringe on Seller’s Patents. Neither Seller nor PC IP Group, LLC has brought any action, suit or proceeding for infringement or misappropriation of Proprietary Rights or breach of any license or agreement involving Proprietary Rights against any third party.

(h)           Neither Seller nor PC IP Group, LLC has been sued in any suit, action or proceeding (or received any notice or, to the knowledge of Seller, “threat” (except for PTI’s threats) which involves a claim of infringement or misappropriation of any Proprietary Rights right of any third party or which contests the validity, ownership or right of Seller or PC IP Group, LLC to exercise any Proprietary Rights right. Neither Seller nor PC IP Group, LLC has received any communication that involves an offer to license or grant any other rights or immunities under any Proprietary Rights of any third party. To the Knowledge of Seller, the operation of the Defined Business as currently conducted and as proposed to be conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution and/or use of any the Seller Product and (ii) Seller’s or PC IP Group, LLC’s use of any product, device or process used in the Defined Business as currently conducted and as proposed to be conducted, does not and will not infringe or misappropriate the Proprietary Rights of any third party and does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the manufacture, use, importation, sale, offer for sale, or other distribution or license of any Seller Product or the operation of the Defined Business is infringing or has infringed on or misappropriated any Proprietary Rights of a third party. None of the Seller-Owned IP Rights, Seller Products, Seller or PC IP Group, LLC is subject to any proceeding or outstanding order, contract or stipulation (A) restricting in any manner the use, transfer, or licensing by Seller or PC IP Group, LLC of any Seller-Owned IP Right or any Seller Product, or which may affect the validity, use or enforceability of any such Seller-Owned IP Right or Seller Product, or (B) restricting the conduct of the Defined Business in order to accommodate third party Proprietary Rights.

(i)            Neither Seller nor PC IP Group, LLC has not received any opinion of counsel that any third party Proprietary Rights applies to any Seller Product or the operation of the Defined Business, as previously or currently conducted, or as proposed to be conducted by Seller or PC IP Group, LLC.

(j)            Seller and PC IP Group, LLC have secured from all of their consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Seller IP Rights, unencumbered and unrestricted exclusive ownership of all such third party’s Proprietary Rights in such contribution that Seller or PC IP Group, LLC does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Seller and PC IP Group, LLC have obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of Seller and PC IP Group, LLC. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or PC IP Group, LLC: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or PC IP Group, LLC, or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller or PC IP Group, LLC that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Proprietary Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of Seller and PC IP Group, LLC or the use by Seller or PC IP Group, LLC of the services of any consultant or independent contractor does not subject Seller or PC IP Group, LLC to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller or PC IP Group, LLC, whether such liability is based on contractual or other legal obligations to such third party. No current or former employee, consultant or independent contractor of Seller or PC IP Group, LLC has any right, license, claim or interest whatsoever in or with respect to any Seller IP Rights. To the extent that any technology, software or other Proprietary Rights developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by Seller or PC IP Group, LLC in the development, manufacture or compilation of any of Seller Products, Seller and PC IP Group, LLC have a written agreement with such third party with respect thereto pursuant to which Seller or PC IP Group, LLC either (A) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (B) has obtained perpetual, non terminable licenses (sufficient for the conduct of the Defined Business as currently conducted and as proposed to be conducted) to all such third party’s technology, software or other Proprietary Rights by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(k)           Seller has taken all reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in Seller IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Seller or PC IP Group, LLC by or to a third party has been pursuant to the terms of a written agreement between Seller or PC IP Group, LLC and such third party. All use, disclosure or appropriation of Confidential Information not owned by Seller or PC IP Group, LLC has been pursuant to the terms of a written agreement between Seller or PC IP Group, LLC and the owner of such Confidential Information, or is otherwise lawful. All current and former key employees and consultants of Seller or PC IP Group, LLC having access to Confidential Information or proprietary information of any of its customers or business partners have executed and delivered to Seller or PC IP Group, LLC a written agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of Seller’s customers and business partners, to the extent required by such customers and business partners).

(l)           Reserved.

(m)         Reserved.

(n)          Reserved.

(o)           No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for equity interests in Seller) was used in the development of the Proprietary Rights owned by Seller or PC IP Group, LLC. No current or former employee, consultant or independent contractor of Seller or PC IP Group, LLC, who was involved in, or who contributed to, the creation or development of any Proprietary Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or PC IP Group, LLC.

(p)           Neither Seller nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source

Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller or any Person acting on its behalf to any Person of any Seller Source Code. As used in this Section, “Seller Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Seller IP Rights or Seller Products.

5.17          Reserved.

5.18          Reserved.

5.19          WARN Act. Within the period 90 days prior to the date hereof, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

5.20          Tax Returns; Taxes. (i) Seller has filed and will timely file all federal, state and local Tax Returns and Tax reports required by such authorities to be filed and (ii) Seller has paid all Taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due by any federal, state or local authority. There is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or, to Sellers’ Knowledge, threatened, against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any Tax claims.

5.21          Affiliate Interests. Seller is not a party to any transaction with: (a) any employee, officer, or director of Seller, (b) any relative of any such employee, officer, or director, or (d) any Person that, directly or indirectly, is controlled by or under common control with Seller or with any such employee, officer, director, or relative, including without limitation any contract, agreement or other arrangement (i) providing for the furnishing of services by such person, (ii) providing for the rental of real or personal property from or to such person, (iii) providing for the guaranty of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date, or (v) establishing any right or interest of such person in any of the Assets.

5.22          No Omissions or Misstatements. None of the information included in this Agreement and schedules hereto, or other documents furnished or to be furnished by Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any schedule hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

Article VI COVENANTS OF PARTIES

6.1           Conduct of Defined Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Seller shall:

(a)           conduct the Defined Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)           maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Defined Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

(c)           preserve and maintain all Proprietary Rights used in the Defined Business substantially in accordance with current business practices;

(d)           keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Defined Business;

(e)           perform in all material respects all obligations under Contracts relating to or affecting the Defined Business including, but not limited to, making timely payments to vendors and suppliers of Seller on a basis consistent with past business practices;

(f)            maintain the books of account and records of the Defined Business in the usual, regular and ordinary manner;

(g)           comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Defined Business;

(h)           use commercially reasonable efforts to maintain current relationships and preserve goodwill with customers, suppliers, vendors and other Persons having a business relationship with Seller relating to the Defined Business;

(i)            use commercially reasonable efforts to keep available the resources of all employees of Seller;

(j)            not enter into any employment agreement or commitment to employees of the Defined Business that could be applicable to or binding upon Buyer following the Closing;

(k)           not create or permit to exist any Encumbrance on the Assets;

(l)            not (i) enter into or modify any agreement for indebtedness or any Contract obligating Buyer to purchase or sell goods or services following the Closing, except PTI Purchase Orders received in the ordinary course of business, (ii) sell, lease, license or otherwise dispose of any asset of the Defined Business (other than dispositions of inventory and obsolete assets in the ordinary course of the Defined Business), (iii) acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Defined Business or (iv) incur or commit any expenditure that will be binding on Buyer following the Closing;

(m)          not modify or terminate any Contract with any customer,

(n)           not take any action with respect to, or make any material change in, its accounting or Tax policies or procedures;

(o)           not make or revoke any Tax election or settle or compromise any Tax Liability, or amend any Tax Return;

(p)           not make or declare any dividends or any other distributions to equity holders of Seller, other than in the ordinary course of business; or

(q)           not authorize or enter into any commitment with respect to any of the matters described in clauses (j), (k), (l), (m), (n), (o) or (p) above, except in the ordinary course of business.

6.2           Access to Information; Buyer’s Investigation. Between the date of this Agreement and the Closing Date, Seller will (i) give Buyer, SWAT and their authorized representatives (including lenders, legal counsel and accountants) reasonable access to designated employees authorized by Seller, offices and other facilities of Seller’s Business and to their books and records, (ii) permit Buyer, SWAT and their authorized representatives to make such inspections thereof as it may reasonably require, and (iii) furnish Buyer, SWAT and their representatives and advisers with such financial and operating data and other information with respect to the business and properties of Seller’s Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Seller’s Business.

6.3           Access to Information; Seller’s Investigation. Between the date of this Agreement and the Closing Date, Buyer and SWAT will (i) give Seller and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to designated employees authorized by Buyer and SWAT, offices, warehouses and other facilities and property of Buyer’s Business and to their books and records, (ii) permit Seller and its authorized representatives to make such inspections thereof as Seller may reasonably require, and (iii) furnish Seller and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of Buyer’s Business as Seller may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Buyer’s Business.

6.4           Uniform Commercial Code. Seller shall comply with the bulk sales provisions of the Uniform Commercial Code (including making any payment required thereunder), as such shall have been adopted in any applicable state, as may reasonably be requested by Buyer in connection with the transactions contemplated by this Agreement.

6.5           Enforcement, Defense and Maintenance of Proprietary Rights. Prior to Closing, Seller, and after Closing, Buyer shall use its commercially reasonable efforts to enforce, defend and maintain the Proprietary Rights.

6.6           Confidentiality; Public Announcements. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Seller, Buyer and SWAT will maintain the confidentiality of all information and materials obtained from the other parties; provided, however, that Seller, Buyer and SWAT may each provide information obtained from the other party to its advisors, agents and employees for the limited purposes of analyzing, negotiating, financing, pursuing and consummating the transactions contemplated by this Agreement. Upon termination of this Agreement, Seller, Buyer and SWAT (and their respective representatives) will return to the other party all materials obtained from such parties in connection with the transactions contemplated by this Agreement and all copies thereof. The initial press release and associated Current Report on Form 8-K with respect to the execution of this Agreement and the closing of the transactions contemplated by this Agreement shall be joint press releases reasonably acceptable to Seller and SWAT. Seller agrees not to make any additional public disclosures in respect of this Agreement and the transactions contemplated hereby without the prior written consent of SWAT, in SWAT’s sole discretion as to the content and timing of such disclosure.

6.7           Efforts to Consummate Transaction. The parties shall use their commercially reasonable best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third party approvals and consents required to be obtained by Seller, Buyer or SWAT in connection with the consummation of the transactions contemplated by this Agreement.

6.8           No Solicitation. Until the earlier of (a) the termination of this Agreement pursuant to Section 9.1 or (b) July 13, 2007, Seller shall not, directly or indirectly through any manager, member, officer, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including Seller’s officers, members, managers, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Seller shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Seller shall promptly notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall promptly advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

6.9           Product Liability Insurance. For a period of six years following Closing, Buyer shall maintain product liability insurance in minimum aggregate amount of $2,000,000, unless mutually agreed by the parties to revise or cancel, for projectile rounds that may be produced as part of the Defined Business, which policy shall name Seller as an “additional insured.”

6.10        Manufacturing Agreement between Seller and PTI. Seller is party to a Manufacturing Agreement dated as of January 24, 2006 with PTI (the “PTI Agreement”). Within 24 hours following the Closing, Seller shall send to PTI a written notice, in form and substance mutually acceptable to Buyer and Seller, indicating that Seller has sold the Defined Business to Buyer. Following the Closing, Buyer shall produce and sell to Seller at Seller’s contracted sales price to PTI Spherical Projectiles in order to enable Seller to fulfill its obligations for purchase orders placed by PTI and accepted by Seller prior to the Closing Date for which Spherical Projectiles are not included in Seller’s finished goods inventory at the Closing. Any such finished goods at Closing shall be retained by Seller at Closing for sale directly to PTI pursuant to the terms of the PTI Agreement. In addition, following the Closing and until the earlier of the date on which the PTI Agreement is terminated or assigned to Buyer, Buyer shall assist Seller in complying with the terms of the PTI Agreement; provided, however, that the fulfillment of any new orders placed by PTI following the Closing pursuant to the terms of the PTI Agreement shall be subject to Buyer’s prior approval. No royalty will be payable to Seller under the Royalty Agreement with respect to Spherical Projectiles sold by Seller to PTI out of Seller’s finished goods inventory at the Closing pursuant to the terms of the PTI Agreement. Notwithstanding the foregoing, in the event the PTI Agreement is assigned to Buyer or Buyer enters into a new manufacturing or supply agreement with PTI following the Closing, Seller will be entitled to a royalty under the Royalty Agreement with respect to Spherical Projectiles produced and sold by Buyer to PTI. Each of Seller and Executive hereby, jointly and severally, represents and warrants that it and he has not, and covenants and agrees that it and he will not, share with or disclose or provide to (whether in written or verbal form) Buyer, SWAT or any of their respective Affiliates, officers, directors, employees, consultants, agents or representatives, any proprietary or confidential information of PTI arising from the PTI Agreement or otherwise.

6.11        Delivery of Financial Statements. Until the Closing Date, Seller shall deliver to Buyer, as soon as is reasonably practical (but in no event later than 30 days following each month-end), unaudited balance sheets and the related statements of operations for each month-end period since December 31, 2006. Until the Closing Date, SWAT shall deliver to Seller, as soon as is reasonably practical (but in no event later than 30 days following each month-end), unaudited balance sheets and the related statements of operations for each month-end since the date of the SWAT Financial Statements.

Article VII CLOSING CONDITIONS

7.1           Obligation of Seller to Close. The obligation of Seller to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Seller.

(a)           Representations, Warranties and Covenants. The representations and warranties of Buyer and SWAT contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer and SWAT shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer and SWAT on or prior to the Closing Date.

(b)           No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(c)           Approvals. All material governmental and third party approvals, consents, permits or waivers necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(d)           Material Adverse Effect. No change having, individually or in the aggregate, a Material Adverse Effect on the Buyer’s Business since December 31, 2006 shall have occurred.

(e)           Deliveries. Buyer shall have delivered to Seller executed copies of the following documents: (a) Assignment and Assumption Agreement; (b) Royalty Agreement, (c) License Agreement, (d) Facilities Agreement, (e) Registration Rights Agreement, (f) Consulting Agreement and (g) Opinion of Buyer’s Counsel, and such other documents as Seller or its counsel may reasonably request to evidence the transactions contemplated hereby.

7.2          Obligation of Buyer to Close. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

(a)           Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(b)           No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(c)           Approvals. All board of directors, material governmental and third party approvals, consents, permits or waivers necessary for the consummation of the transactions contemplated by this Agreement or deemed necessary by Buyer in its sole discretion shall have been obtained.

(d)           Material Adverse Effect. No change having, individually or in the aggregate, a Material Adverse Effect on the Defined Business or the Assets since December 31, 2006 shall have occurred.

(e)           Due Diligence. Buyer shall be satisfied with the results of its legal, accounting, tax, business, Proprietary Rights, regulatory, personnel and environmental due diligence investigations in its sole discretion.

(f)           Liens. All Encumbrances on the Assets shall have been released.

(g)           Audited Financial Statements. Seller shall deliver to Buyer audited balance sheets and statements of income, operations and cash flows for the fiscal years ended December 31, 2005 and December 31, 2006 (and any required interim periods) in accordance with Buyer’s disclosure requirements under Form 8-K of the Exchange Act and in form and substance reasonably satisfactory to Buyer.

(h)           Deliveries. Seller shall have delivered to Buyer executed copies of the following documents: (a) Assignment and Assumption Agreement; (b) Bill of Sale; (c) Royalty Agreement, (d) License Agreement, (e) Facilities Agreement, (f) Registration Rights Agreement, (g) Seller Key Management Non-Compete Agreements, (h) Consulting Agreement and (i) Opinion of Seller’s Counsel, and such other documents as Seller or its counsel may reasonably request to evidence the transactions contemplated hereby.

Article VIII INDEMNIFICATION

8.1         Indemnification.

(a)           By Buyer. Buyer and SWAT, jointly and severally, shall indemnify, defend, and hold harmless Seller, and its manager, members, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Loss arising from: (i) any breach of any of the representations or warranties made by Buyer and SWAT in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); and (ii) any breach of the covenants and agreements made by Buyer and SWAT in this Agreement or any of the Buyer Disclosure Schedules or Exhibits hereto delivered by Buyer in connection with the Closing.

(b)           (i) Buyer and SWAT, jointly and severally, shall also indemnify, defend and hold harmless Seller, and its manager, members, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from any claim or action by PTI regarding (A) Buyer’s purchase of the Assets from Seller, (B) the Product’s infringement upon any patent, copyright, trade secret, trademark, mask work right or other proprietary right of PTI; and (C) Seller’s production of projectiles for FN Herstal, S.A. and their infringement upon any patent, copyright, trade secret, trademark, mask work right or other right of PTI.

(ii) Notwithstanding the foregoing, in the event that PTI prevails on the merits in litigation against Seller regarding Seller’s production of projectiles for FN Herstal, S.A. and their infringement upon any patent, copyright, trade secret, trademark, mask work right or other right of PTI; then in that event, Seller and not Buyer or SWAT shall be solely responsible for any damage awards payable to PTI in connection with the FN Herstal projectiles.

(c)           By Seller. Seller shall indemnify and hold harmless Buyer, SWAT and their respective officers, employees, Affiliates and agents, at all times from and after the Closing Date, against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Seller in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of the covenants and agreements made by Seller in this Agreement or any of the Disclosure Schedules or Exhibits

hereto delivered by Seller in connection with the Closing; (iii) except as set forth in Section 8.1(b), the operation of the Seller’s Business or the ownership of the Asset prior to the Closing Date; and (iv) any Excluded Assets and Liabilities.

8.2           Limitations of Indemnity. Notwithstanding the foregoing, (a) no amounts shall be payable under Sections 8.1(a), 8.1(b) or 8.1(c) of this Agreement unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $50,000, in which event all such amounts in excess of such $50,000 shall be due and payable, (b) neither Buyer, on the one hand, nor Seller or SWAT, collectively and on the other hand, shall be liable for payments of indemnification under Sections 8.1(a), 8.1(b) or 8.1(c) in an aggregate amount greater than $1,000,000, and (c) no claim for indemnification under Sections 8.1(a) or 8.1(c) shall first be asserted later than 12 months after the Closing Date; provided, however, that, notwithstanding anything contained herein to the contrary, the limitations on the indemnification obligations of the parties hereto contained in this Section 8.2 shall not apply with respect to Losses arising under (i) fraud or fraud in the inducement, (ii) the intentional breach of any representation, warranty, covenant or agreement contained herein or (iii) any breach of the representations, warranties and covenants contained in Section 8.1(b)(ii) (damage awards payable by Seller to PTI).

8.3           Indemnification Procedures - Third Party Claims.

(a)           The rights and obligations of a party claiming a right of indemnification hereunder (each an “Indemnitee”) from a party to this Agreement (each an “Indemnitor”) in any way relating to a third party claim shall be governed by the following provisions of this Section 8.3:

(i)            The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii)           In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article VIII and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.

(iii)         The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 8.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b)           The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed)), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee’s reputation or prospects.

(c)           Any claim for indemnification that may be made under more than one subsection under Section 8.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

8.4	Indemnification Procedures - Other Claims, Indemnification Generally.

(a)           A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor access to all relevant corporate records and other information in its possession relating thereto.

(b)           If any a party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article VIII, the Indemnitor shall pay such amount to the Indemnitee in immediately available funds within ten days following written demand by the Indemnitee. The Indemnitor shall not be obligated to pay any amount under this Article VIII until such final determination.

8.5           Exclusive Remedy. The provisions for indemnification set forth in this Article VIII are the exclusive remedies of Seller, Buyer and SWAT arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

Article IX MISCELLANEOUS

9.1           Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date (a) by mutual written consent of Seller and Buyer, (b) by Seller or Buyer if for any reason the Closing shall not have occurred on or before 14 days following Buyer’s receipt of the audited financial statements required to be delivered by Seller pursuant to Section 7.2(g), (c) by Buyer in the event it is not satisfied with the results of its due diligence investigations, in its sole discretion, or (d) by Seller or Buyer in the event that a condition to the terminating party’s obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; provided, however, that no party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party’s willful breach of this Agreement.

9.2           Entire Agreement. This Agreement and the Disclosure Schedules and Exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all other agreements between the parties. The representations, warranties, covenants and agreements set forth in this Agreement and in any of the Disclosure Schedules or Exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

9.3           Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next business day delivery or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Seller:

Perfect Circle Projectiles, LLC

28101 Ballard Drive, Unit C

Lake Forest, Illinois 60045

Attention: Gary E. Gibson

Fax No.: (847) 367-8980

with a copy to:

Shadle & Associates, Ltd.

1019 W. Wise Road, Suite 200

Schaumburg, Illinois 60193

Attention: Ronald E. Shadle

Fax No.: (847) 891-3176

If to Buyer or SWAT:

PCP Acquisition, Inc. / Security With Advanced Technology, Inc.

10855 Dover Street, Suite 1100

Westminster, Colorado 80021

Attention: Scott Sutton

Fax No.: (303) 439-0414

with a copy to:

Brownstein Hyatt & Farber, P.C.

410 Seventeenth Street, 22nd Floor

Denver, Colorado 80202

Attention: Adam J. Agron

Fax No.: (303) 223-1111

or at such other address as any party may specify by notice given to the other party in accordance with this Section 9.3. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

9.4           Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

9.5           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.6           Choice of Law. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

9.7           WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8           Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, administrators, successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto; provided, however, that Buyer may assign this Agreement and its rights hereunder to an Affiliate of Buyer prior to the Closing and to any successor to Buyer’s Business (whether by sale, merger, operation of law or otherwise) following the Closing.

9.9           Negotiated Agreement. The parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.10        Further Assurances. From time to time after the Closing, each party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by such party or its counsel in order to vest in Seller all right, title and interest in SWAT Common Stock and otherwise in order to carry out the purpose and intent of this Agreement.

9.11        Expenses. Each of Seller, Buyer and SWAT shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, brokers, representatives, counsel and accountants; provided, however, that (a) Buyer shall pay the costs associated with the completion of the audit of Seller’s financial statements and (b) if the transactions contemplated by this Agreement are not consummated, the costs associated with the completion of the audit of Seller’s financial statements shall be split equally between Seller and Buyer.

9.12      Arbitration .

(a)           All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement or any of the related agreements including but not limited to those attached hereto as Exhibits, as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance, or termination thereof shall be submitted to arbitration pursuant to the following procedure:

(i)

Either party may demand arbitration after a controversy arises, which arbitration shall be submitted to, and conducted under the auspices of the American Arbitration Association, by a panel of three (3) arbitrators, one of whom shall be selected by Buyer, one of whom shall be selected by Seller and the third shall be selected by the arbitrators selected by Buyer and Seller..

(ii)	Each party shall bear its own arbitration costs and expenses.

(iii)

The arbitration hearing shall be held at Chicago, Illinois, pursuant to the commercial arbitration rules and procedures of the American Arbitration Association, which are incorporated by reference herein, and the law of evidence of the State of Delaware shall govern the presentation of evidence therein.

(iv)

An award rendered by the arbitrator(s) appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, and judgment on such award may be entered by any court, state or federal, having jurisdiction.

b)

The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

c)	Nothing herein contained shall be deemed to give the arbitrators any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

d)

The arbitrators shall not be authorized to award punitive or consequential damages. Nothing in this Section shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration.

* * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

PERFECT CIRCLE PROJECTILES, LLC

By:	/s/ Gary E. Gibson

Gary E. Gibson

Manager

EXECUTIVE:

/s/ Gary E. Gibson
Gary E. Gibson

BUYER:

PCP ACQUISITION, INC.

By:	/s/ Jeffrey G. McGonegal

Jeffrey G. McGonegal

Chief Financial Officer

SWAT:

SECURITY WITH ADVANCED TECHNOLOGY, INC.

By:	/s/ Jeffrey G. McGonegal

Jeffrey G. McGonegal

Chief Financial Officer

SCHEDULE A

BUYER DISCLOSURE SCHEDULES

1.	Section 4.3 – Capitalization of SWAT:

Preferred stock, no par value, 5,000,000 shares authorized;
2,709,151 Series A shares issued and outstanding (Includes Convertible Notes)
Common stock, no par value, 30,000,000 shares authorized;
5,582,820 shares issued and outstanding
Common stock purchase options and warrants outstanding from Employee Options and Rights from Offerings for a total of approximately 13,456,000 shares issuable at an average of $6.38.

2.	Section 4.4 – Litigation – SWAT and its subsidiaries are involved with the following litigation or threatened litigation:
a.	PepperBall Technologies, Inc. has filed suit against SWAT and its subsidiaries as is disclosed in SWAT’s public filings with the Securities and Exchange Commission.
b.

In connection with certain ShiftWatch products purchased from a Canadian manufacturer, SWAT experienced significant product failures, a majority of which have been determined to be caused by the manufacturer’s hardware issues. SWAT has sent demand letters to the manufacturer for refunds of the purchase price paid and a credit for all unpaid amounts, among other demands. The manufacturer has responded with threats of suing for non-payment among other demands.

3.

Section 4.6 –SWAT has determined and disclosed on a Form 8-K, filed on June 29, 2007, that as a result of certain adjustments made in connection with the year end audit, SWAT’s Forms 10-QSB for the periods ended June 30, 2006 and September 30, 2006 will be revised to report the results on a consistent basis with the amounts as finalized and previously reported for the year ended December 31, 2006.

SCHEDULE B

SELLER DISCLOSURE SCHEDULES

1.             Capitalization of Seller: Gary Gibson (80%); Roy Urban (5%); Ron Urban (5%); and Thomas G. Kotsiopoulos (10%).

2.             Contracts: Contract and outstanding purchase orders with PTI to manufacture goods.

3.             Litigation: Suit pending between PTI and SWAT including claims of patent infringement.

4.             Affiliate Interests: PC IP GROUP, LLC, an Affiliate of Seller, owns patents and rights related to the Defined Business (all of which patents and rights are being assigned to Buyer pursuant to the terms of the Assignment and Assumption Agreement). The members of PC IP GROUP, LLC are the same as those for the Seller.

SCHEDULE C

SELLER FINANCIAL STATEMENTS

See attached.

SCHEDULE D

ASSETS

Patents

US Patent	5,254,379	PC IP Group, LLC
US Patent	5,639,526	PC IP Group, LLC

France	0609298	Perfect Circle Projectiles, LLC
Germany	69212332.6	Perfect Circle Projectiles, LLC
Great Britain	0609298	Perfect Circle Projectiles, LLC
Hong Kong	1015867	Perfect Circle Projectiles, LLC
Japan	35-79065	Perfect Circle Projectiles, LLC

Defined Assets - Product Rights

Product Rights

The product rights (“Products”) being acquired by SWAT shall include any “Spherical Projectile” filled with any substance on an exclusive basis intended for “Tactical Use” and on a non-exclusive basis intended for “Animal Deterrent Use”, each such use as defined below. Excluded in all cases shall be any spherical projectiles, whose rights PCP has granted to FNH and as those rights are defined in such FNH agreement, for so long as such right remains committed. Such FNH excluded rights are spherical projectiles that are both; of a size between .65 to .70 inches in diameter (caliber) and with a weight in excess of 6 grams.

SWAT’s end users are expected to include, but are not limited to, government and municipal organizations, military, public or private law enforcement, patrol and/or guard services, private citizens and individual security personnel. SWAT’s territory rights to market products are worldwide, for such users.

Non-competing Products

If PCP intends to sell any spherical projectile into any new market (not listed below), PCP will notify SWAT of its intentions as early as possible, but prior to entering into any agreements to distribute, or any direct offers to sell to the end users. At the time of notification, PCP and SWAT will establish if the new product falls under the description of SWAT’s product rights. If the two parties can not come to an agreement as to whether the new projectile and or application should fall under the product rights that SWAT has purchased, then the dispute shall go to binding arbitration for a final decision. If it is decided that it does not fall under SWAT’s existing product rights, then SWAT will have an opportunity to make the case that the new application and/or projectile should be added to SWAT’s product rights. PCP shall make the final decision if this new product should be distributed by SWAT. Should PCP decide that it wishes SWAT to distribute this new application and/or projectile, the details would be negotiated on a case-by-case basis.

Spherical projectiles currently manufactured or under development by PCP that do not compete with the product rights being transferred to SWAT include, but are not limited to, the following:

1.	Movie and TV special effects projectiles.
2.	Rodent and insect control.
3.	Fire retardants.
4.	Educational displays.
5.	Animal marking.
6.	Animal contraceptives.
7.	Animal repellent (except as provided for above).
8.	Animal scents.
9.	Tree marking, both covert and overt.
10.	Recreational paintball applications.

Definitions

“Tactical Use” means an attempt to change, influence or monitor the behavior of a hostile or potentially hostile person or group. To discourage a hostile or potentially hostile person or group from starting, or continuing undesirable activities. An attempt to restrict access of a person or group to or from an area. Included would be training and preparations for conflict, actual conflicts, or deterrent engagements.

“Animal Deterrent Use” means self-protection by a user of the product against an animal or as protection of an animal against another animal by a pet-owner.

“Spherical Projectile” means a projectile substantially in the shape of a sphere.

Equipment Being Acquired

Equipment and accessories being acquired by SWAT are generally described and pictured below. No additional equipment or assets being acquired, except as specifically listed herein.

Two highly customized Bantom injection molding machines SN# M1056 and M1057.

One fully automated machine that fills and seals the spherical powder filled projectiles, including all accessories, components and spare parts specifically for this machine.

Note: This list of Equipment specifically does not include all air compression systems, chillers and other components that are used by and shared with other equipment.

SCHEDULE E

ALLOCATION OF PURCHASE PRICE

A. Proceeds allocated to equipment and accessories:	$65,000
B. Proceeds allocated to patents and intangible assets:	Balance of Purchase Price